Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of December 31, 2010 and the unaudited condensed combined statement of income for the year ended December 31, 2010, and the accompanying notes thereto, have been prepared to illustrate the effects of the Company’s acquisition of AVR on our historical balance sheet and statement of income as of and for the year ended December 31, 2010.  At the closing of the AVR acquisition, we paid $26 million in cash to the Sellers.

The unaudited pro forma condensed combined balance sheet gives effect to the AVR acquisition as if it had occurred on December 31, 2010.  The unaudited pro forma combined statement of income gives effect to the AVR acquisition as if it had occurred on January 1, 2010.  The unaudited combined pro forma financial information is presented for informational purposes only and does not purport to represent our financial condition had the AVR acquisition occurred as of the respective dates indicated above.  In addition, the unaudited pro forma combined financial information does not purport to project our future financial position or operating results as of any future date or for any future period.

The unaudited pro forma combined financial information has been derived by the application of pro forma adjustments to the historical audited financial statements of AVR and Akorn.  The pro forma adjustments and certain assumptions underlying these adjustments, using the purchase method of accounting, are described in the accompanying notes.  The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that we believe are reasonable.  These pro forma adjustments do not include any cost savings from synergies or cost of integration that may occur as a result of the AVR acquisition.

This information should be read in conjunction with (i) the accoumpanying notes to the unaudited pro forma combined financial statements, (ii) the Company’s historical audited financial statements as of and for the year ended December 31, 2010 included in its Annual Report on Form 10-K for the year ended December 31, 2010, and (iii) the historical audited financial statements of Advanced Vision Research, Inc. included in Item 99.1 to this Current Report on Form 8-K.

AKORN, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2010
(IN THOUSANDS, EXCEPT SHARE DATA)

		Advanced Vision	Pro Forma
	Akorn, Inc.	Research, Inc.	Adjustments	Notes	Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$41,623	$92	$(26,092)	(1) (2)	$15,623
Trade accounts receivable, net	11,270	2,916	(1,378)	(3) (4)	12,808
Inventories	18,917	3,838	1,177	(2)	23,932
Prepaid expenses and other current assets	1,803	520	-		2,323
TOTAL CURRENT ASSETS	73,613	7,366	(26,293)		54,686
PROPERTY, PLANT AND EQUIPMENT, NET	32,731	293	-		33,024
OTHER LONG-TERM ASSETS:
Intangibles, net	3,122	65	21,958	(6)	25,145
Deferred financing costs	1,545	-	-		1,545
Other	105	128	-		233
TOTAL OTHER LONG-TERM ASSETS	4,772	193	21,958		26,923
TOTAL ASSETS	$111,116	$7,852	$(4,335)		$114,633

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$4,894	$2,745	$(429)	(3)	$7,210
Line of credit and other debt	-	2,841	(2,841)	(1)	-
Accrued compensation	3,396	91	-		3,487
Accrued expenses and other liabilities	3,473	1,768	(949)	(4)	4,292
Advance from unconsolidated joint venture	10,177	-	-		10,177
TOTAL CURRENT LIABILITIES	21,940	7,445	(4,219)		25,166
LONG-TERM LIABILITIES:
Lease incentive obligations	1,125	119	172	(2)	1,416
Product warranty liability	1,299	-	-		1,299
TOTAL LONG-TERM LIABILITIES	2,424	119	172		2,715
TOTAL LIABILITIES	24,364	7,564	(4,047)		27,881
SHAREHOLDERS' EQUITY:
Common stock	182,466	1	(1)	(5)	182,466
Warrants to acquire common stock	19,673	-	-		19,673
(Accumulated deficit) / retained earnings	(115,387)	287	(287)	(5)	(115,387)
TOTAL SHAREHOLDERS' EQUITY	86,752	288	(288)		86,752
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$111,116	$7,852	$(4,335)		$114,633

AKORN, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2010
(IN THOUSANDS, EXCEPT PER SHARE DATA)

		Advanced Vision	Pro Forma
	Akorn, Inc.	Research, Inc.	Adjustments	Notes	Pro Forma

Revenues	$86,409	$19,994	$(2,113)	(7)	$104,290
Cost of sales	43,944	12,597	(2,113)	(7)	54,428
GROSS PROFIT	42,465	7,397	-		49,862

Selling, general and administrative expenses	22,721	8,401	(373)	(4)	30,749
Research and development expenses	6,975	-	354	(4)	7,329
Amortization of intangibles	1,497	-	336	(4) (6)	1,833
TOTAL OPERATING EXPENSES	31,193	8,401	317		39,911

OPERATING INCOME	11,272	(1,004)	(317)		9,951

Write-off and amortization of deferred financing costs	(2,841)	-	-		(2,841)
Interest expense, net	(942)	(72)	(91)	(8)	(1,105)
Equity in earnings of unconsolidated joint venture	23,368	-	-		23,368
Change in fair value of warrants liability	(8,881)	-	-		(8,881)
INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAX EXPENSE	21,976	(1,076)	(408)		20,492
Income tax provision	152	(20)	15	(9)	147
NET INCOME (LOSS) FROM CONTINUING
OPERATIONS	$21,824	$(1,056)	$(423)		$20,345

NET INCOME (LOSS) PER SHARE FROM CONTINUING:
OPERATIONS:
BASIC	$0.24	$(0.01)	$(0.00)		$0.22
DILUTED	$0.22	$(0.01)	$(0.00)		$0.20

SHARES USED IN COMPUTING NET INCOME (LOSS)
PER SHARE FROM CONTINUING OPERATIONS:
BASIC	92,801	92,801	92,801		92,801
DILUTED	99,250	92,801	92,801		99,250

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

On May 3, 2011, the Company entered into a Share Purchase Agreement to purchase all of the outstanding shares of Advanced Vision Research, Inc. for $26 million in cash (the “AVR Acquisition”).  The following unaudited pro forma condensed combined financial statements are presented to illustrate the effects of the AVR Acquisition. The unaudited pro forma condensed combined balance sheet as of December 31, 2010 illustrates the estimated effects of the AVR Acquisition as if the transaction had occurred on December 31, 2010.  The unaudited pro forma condensed combined income statement for the year ended December 31, 2010 sets forth the estimated effects of the AVR Acquisition had the transaction occurred on January 1, 2010.  The unaudited pro forma condensed combined income statement does not reflect the impact of any actual or anticipated synergies expected to result from the transaction, or any incremental expenses incurred or expected to be incurred in connection with the integration of AVR, nor do they exclude any unusual or non-recurring expenses incurred by AVR during the year ended December 31, 2010 in connection with AVR’s efforts to locate a buyer and prepare for the company’s sale.

AVR incurred approximately $900,000 in acquisition-related costs during the year ended December 31, 2010.  These costs are included within the $8,401,000 of selling, general and administrative expenses on their consolidated statement of operations for the year.  The acquisition-related costs consist principally of legal and consulting fees.  Akorn did not incur any incremental costs in the year ended December 31, 2010 related to the AVR Acquisition.

2.  NOTES TO UNAUDITED PRO FORMA ADJUSTMENT

Note 1.  AVR Assets and Liabilities Not Assumed by Akorn

Cash and cash equivalents:  In connection with the AVR Acquisition, the parties agreed that AVR’s cash balance per books on the acquisition date would be distributed to AVR’s former owners and not be acquired by Akorn.  Accordingly, cash and cash equivalents has been adjusted to eliminate AVR’s cash balance of $92,000 from the combined total.

Line of credit and other debt:  The former owners of AVR agreed that the oustanding principal and interest due on their Line of Credit and the Loan Payable to an Officer/Shockholder would be settled by the former owners rather than assumed by Akorn.  Accordingly, we have completed an adjustment to remove the $2,841,000 balance in line of credit and other debt from the pro forma balance sheet as of December 31, 2010.

Note 2.  AVR Acquisition Purchase Price and Fair Valuation of Assets Acquired and Liabilies Assumed

Purchase Price:  The AVR Acquisition purchase price of $26 million in cash has been removed from the pro forma balance in cash and cash equivalents.

Inventory:  Acquired Inventory from AVR was increased by $1,177,000 to reflect its estimated fair value based on a preliminary valuation analysis completed on our behalf by an outside firm.  Other than recording the value of acquired intangibles, we do not anticipate significant adjustments to any of the other acquired assets in order to report them at fair market value.

Lease incentive obligation:  The corporate offices of AVR are subject to a 10-year operating lease, which began June 2005 and is scheduled to end May 2015.  Based on preliminary evaluation of this lease and the assumption that a market participant would early terminate the lease in accordance with terms contained in the lease agreement, it has been determined that the terms of this lease are unfavorable to current market conditions by approximately $298,000.  Accordingly, the lease incentive obligation balance has been increased by $179,000, which represents the difference between the $298,000 figure referenced above and the $119,000 deferred rent liability on AVR’s balance sheet as of December 31, 2010.

Note 3.  Elimination of Inter-company Receivables and Payables

As of December 31, 2010, AVR owed Akorn $429,000 related to TheraTears® products manufactured by Akorn on a contract basis and sold to AVR.  In order to eliminate this inter-company balance, trade accounts receivable, net and trade accounts payable have each been reduced by $429,000.

Note 4.  Reclassifications

AVR classified its reserve for product returns as a current liability on its balance sheet, while Akorn classifies its reserve for product returns as an offset to accounts receivable.  To conform the unaudited pro forma balance sheets to Akorn’s classifications, AVR’s reserve for product returns of $949,000 as of December 31, 2010 has been reclassified from accrued expenses and other liabilies to trade accounts receivable, net.

On its income statement, AVR has included research & development expenses and amortization of intangibles within the caption selling, general and administrative expenses.  In order to conform with Akorn’s classification, we have reclassified $354,000 of research & development expense and $19,000 of amortization of intangibles out of AVR’s selling, general and administrative expense for the year ended December 31, 2010.

Note 5.  Elimination of AVR’s Shareholders’ Equity Balances

AVR’s historical equity balances have been eliminated upon acquisition.

Note 6.  Intangible Assets Acquired through the AVR Acquisition

An adjustment has been made to the combined pro forma condensed balance sheet to record the estimated value of the goodwill and other intangible assets acquired by Akorn through the AVR Acquisition.  The value of the intangible assets from the AVR Acquisition on a pro forma basis is $21,958,000.  The purchase price allocation as of May 3, 2011 is being prepared by an outside valuation service, but has not been finalized.  The preliminary allocation of purchase price based on AVR’s asset and liability balances as of December 31, 2010 is as follows:

(in thousands)
Purchase price	$26,000
Historical value of asset and liabilities acquired:
Assets	7,760
Liabilities	(4,723)
Net Assets	3,037
Estimated adjustments to historical values:
Intangible assets	21,958
Inventory (see Note 2)	1,177
Lease incentive obligation	(172)
$26,000

On the condensed combined pro forma statement of operations for the year ended December 31, 2010, we have increase amortization of intangibles by $317,000 to include the estimated annual amortization of the acquired trademarks, which have been assigned a preliminary value of $9.5 million and a useful life of 30 years.

Note 7.  Inter-company Sales

Akorn has served as a contract manufacturer of certain TheraTears® products for AVR since 2008.  During 2010, Akorn recorded revenue of $2,113,000 to AVR related to these products.  The pro forma condensed combined statement of operations includes an adjustment to eliminate this revenue recognized by Akorn, with an equivalent adjustment against the associated cost of sales.

Note 8.  Financing of Purchase Price

Akorn financed the AVR Acquisition through its cash reserves.  Cash reserves sufficient to allow the Company to complete the AVR Acquisition were not available to Akorn until December 30, 2010, the day Akorn received $35 million as its portion of the proceeds from the sale by its unconsolidated joint venture of all of the joint venture’s abbreviated new drug applications to Pfizer, Inc. (the “Pfizer ANDA Sale”).  However, for purposes of the attached pro formas, we are assuming that Akorn had cash reserves as of January 1, 2010 sufficient to complete the acquisition without incurring any debt.  We have been earning interest on our cash reserves of approximately 35 basis points (0.35%). Accordingly, we have included an additional $91,000 of interest expense on the pro forma condensed combined statement of operations for the year ended December 31, 2010, that amount equaling the product of the AVR Acquisition purchase price of $26 million and our approximate interest rate on cash reserves of 0.35%.

Note 9.  Income Taxes

We have estimated the income tax provision that would have been required by Akorn had the AVR Acquisition taken place on January 1, 2010 based on the other pro forma adjustments made and based on Akorn’s effective income tax rate.  Accordingly, we have increased the income tax provision by $15,000 to arrive at a total combined pro forma income tax provision of $147,000 for the year ended December 31, 2010.